Exhibit 8

SULLIVAN & CROMWELL LLP

125 BROAD STREET,

NEW YORK, NY 10004-2498

July 28, 2003

Trevor Manuel,

        Minister of Finance of the Republic of South Africa,

                National Treasury,

                        Private Bag X 115,

                                Pretoria 0001,

                                         South Africa.

Dear Mr. Manuel:

We have acted as special United States counsel to the Republic of South Africa in connection with its registration of $ 3,000,000,000 (or its equivalent in other currencies or composite currencies) aggregate principal amount of its Debt Securities (the “Debt Securities”). We hereby confirm to you that, in our opinion, the statements in the Prospectus included in the Registration Statement under Schedule B relating to the Debt Securities (the “Registration Statement”) under the caption “Description of Securities—United States Taxation” are accurate in all material respects.

We hereby consent to the use of our name and filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP